Exhibit 99.2

MEDIA and INVESTOR CONTACTS:

Jeannine Addams

Kristin Wohlleben

J. Addams & Partners, Inc.

404.231.1132 phone

jfaddams@jaddams.com

kwohlleben@jaddams.com

Exide Technologies Seeks Approval from Lenders

to Extend DIP Financing Maturity Date

Milton, Georgia – (September 30, 2014) – Exide Technologies (OTCQB: XIDEQ, www.exide.com), a global leader in stored electrical-energy solutions, announced today that the Company is seeking approval from its lenders for an extension of its debtor-in-possession (DIP) credit facility’s maturity date to March 31, 2015. This extension would provide Exide additional time to complete negotiations with its noteholders around a stand-alone Plan of Reorganization.

Exide already has obtained consent to the maturity extension from JPMorgan, the DIP credit facility’s agent bank, along with support from holders of a substantial percentage of the DIP facility’s term loans. Exide expects to receive approval of the amendment from the balance of its lenders by next week. No bankruptcy court approval is required for the maturity date extension; approval of other elements of the amendment will be considered by the bankruptcy court at an October 31 hearing.

The Company announced previously that it had received a Plan of Reorganization proposal from certain noteholders holding a substantial portion of the principal amount of its senior secured notes and DIP term loans and continues to negotiate with the noteholders regarding a modified version of that proposal that would allow Exide to emerge from Chapter 11 substantially in its current form – operating across all business segments. Exide is working toward a modified proposal that would pay or re-finance the existing DIP facility and provide additional capital to fund its reorganization. The proposed maturity extension allows additional time to complete those negotiations.

“The extension of the maturity date of the DIP financing allows us to pursue the stand-alone Plan of Reorganization with increased financial flexibility,” said Robert M. Caruso, President and Chief Executive Officer of Exide Technologies. “It also supports our ability to capitalize on the restructuring and cost containment improvements we have achieved so far in Chapter 11 while negotiations continue with our noteholders.”

While Exide and its noteholders remain primarily dedicated to reorganizing and emerging from Chapter 11 through a Plan of Reorganization, the Company and its Board of Directors also intend to explore other strategic alternatives should the parties be unable to reach agreement for a reorganization structure by November 17, 2014.

“Our ability to support our customers and suppliers during our reorganization process has been of critical importance to us, and this amendment provides the wherewithal to continue meeting those commitments. We appreciate the continued support of our customers, suppliers and employees as the Company works to finalize our exit from Chapter 11,” added Caruso.

Additional details regarding the DIP amendment can be found in the Company’s 8-K, filed today with the U.S. Securities and Exchange Commission, at http://ir.exide.com/sec.cfm.

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About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s global business groups provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications. Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Forward Looking Statement

This press release contains forward-looking statements with respect to our Chapter 11 filing and related matters. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the plan proposal referenced herein is non-binding and there can be no assurance that the Company will reach a definitive agreement for a plan of reorganization, (ii) the ability of the Company to develop, prosecute, confirm and consummate the Chapter 11 plan of reorganization, (iii) the risks associated with operating businesses under Chapter 11 protection, (iv) the ability of the Company to comply with the terms of the DIP financing facility or obtain the necessary consent from all DIP lenders to an extension of the DIP facility’s maturity date, (v) the risk factors or uncertainties listed from time to time in the Company’s filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the Company’s Chapter 11 filing, (vi) the Company’s ability to implement and fund business strategies based on current liquidity, (vii) the Company’s substantial debt and debt service requirements which may restrict the Company’s operational and financial flexibility, as well as imposing significant interest and financing costs, (viii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (ix) competitiveness of the battery markets in the Americas and Europe, (x) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xi) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xii) general economic conditions.

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